UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 or 15(d) of THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2007

NYSE Euronext

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33392	20-5110848
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

11 Wall Street, New York, NY 10005

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 656-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On April 19, 2007, NYSE Euronext and SG Securities (Paris) SAS (“SG”) entered into a liquidity agreement (the “Agreement”), the terms of which have been more fully described in NYSE Euronext’s Current Report on Form 8-K filed on April 25, 2007.

The Agreement authorizes SG to carry out market purchases and sales of NYSE Euronext common stock on Euronext Paris (the “Market”) in France for the account of NYSE Euronext in order to promote the liquidity and the orderly listing of such securities on the Market. All transactions under the Agreement will be executed offshore (outside the United States) and, except for block transactions, only through the Market’s electronic trading system. SG may also undertake block transactions under the Agreement, provided such transactions are made in accordance with the rules governing the Market.

In performing its obligations under the Agreement, SG has agreed to comply with the guidelines and regulations of the AMF, the anti-manipulation and related provisions applicable in France, and the anti-fraud and anti-manipulation provisions of the Securities Exchange Act of 1934, as amended. Sales under the Agreement have been made in offshore transactions exempt from registration.

Sales and purchases of NYSE Euronext common stock may be suspended if NYSE Euronext becomes subject to legal, regulatory or contractual restrictions that would prevent SG from making purchases and sales under the Agreement.

The following sales were carried out by SG on the market under the Agreement during the period from April 4 through August 8, 2007:

Sales
Trade Date	Number of shares	Average Price (in USD)	Proceeds (in USD)
April 4 to 30,2007	819,208	92.185500	75,519,098.83
May 1 to 31, 2007	1,120,522	83.472494	93,532,765.40
June 1 to 30, 2007	430,699	82.256827	35,427,932.98
July 1 to 31, 2007	251,283	77.936706	19,584,169.34
August 1 to 8, 2007	48,973	74.324142	3,639,876.22
April 4 to August 8, 2007	2,670,685	85.260464	227,703,842.77

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext

By:	/s/ Rachel F. Robbins
Name:	Rachel F. Robbins
Title:	General Counsel

Date: August 14, 2007